EX-99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 27, 2022, relating to the financial statements and financial highlights of FlexShares® Quality Dividend Index Fund, FlexShares® Quality Dividend Dynamic Index Fund, FlexShares® International Quality Dividend Index Fund, and FlexShares® International Quality Dividend Defensive Index Fund, each a series of FlexShares® Trust, appearing in the Annual Report on Form N-CSR of FlexShares® Trust for the year ended October 31, 2022, and to the references to us under the headings “Service Providers” and “Financial Highlights” in the Joint Prospectus/Information Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 10, 2023